THE UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2016

Giga-tronics Incorporated

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-12719 (Commission File No.)	94-2656341 (IRS Employer Identification Number)

4650 Norris Canyon Road, San Ramon, CA		94583
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (925) 328-4650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Giga-tronics Incorporated (the “Company”) announced that on August 31, 2016, two directors, Garrett A. Garretson and Kenneth A. Harvey, communicated to the Nominating and Governance Committee their respective decisions not to stand for reelection to the Company’s board of directors at the annual shareholder meeting tentatively scheduled for October 26, 2016. Their decisions were not related to any disagreement with the Company on any matter relating to its operations, policies or practices.

Mr. Garrettson, age 73, and Mr. Harvey, age 52, had served on the board since 2006 and 2002, respectively. The Nominating and Governance Committee expects to nominate at least one candidate Jaime Weston, to take one of the resulting openings but may recommend that the board reduce the number of directors on the board, in part to reflect the Company’s reduction in the size of its operations.

Mr. Weston’s background is as follows:

Mr. Weston is a Managing Director of Spring Mountain Capital (“SMC”) private equity group and has been with the firm since 2011. Mr. Weston was previously a Partner at The Wicks Group of Companies, a private equity firm with close to $1 billion under management, focused on selected segments of the information, education, and media industries. During his 15 years at Wicks, he was an integral part of its investment and management activities, and served on the board of directors of many of its portfolio companies. While at Wicks, he directly structured and negotiated more than 20 acquisitions and divestitures and worked on more than 40 additional closed transactions. Prior to Wicks, Mr. Weston worked at IBJ Whitehall Bank & Trust Company and National Westminster Bancorp, where he completed leveraged financings. Mr. Weston received his M.B.A. from Fordham University and graduated cum laude from Drew University with a B.A. in Economics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2016	GIGA-TRONICS INCORPORATED

By: /s/ William J. Thompson Acting Chief Executive Officer